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                         SMITH BARNEY SECTOR SERIES INC.

                              ARTICLES OF AMENDMENT

     SMITH BARNEY SECTOR SERIES INC., a Maryland corporation, having its principal office in the City of Baltimore, Maryland (the "Corporation"), certifies to the State Department of Assessments and Taxation that:

     FIRST: The Charter of the Corporation is amended by (i) reclassifying all of the shares of the Corporation's Smith Barney Biotechnology Fund ("Biotechnology Fund") as shares of the Corporation's Smith Barney Health Sciences Fund ("Health Sciences Fund"), and (ii) increasing the aggregate number of authorized shares of the Health Sciences Fund by 400,000,000 shares.

     SECOND: Upon effectiveness of these Articles of Amendment:

     (a) All of the assets and liabilities belonging to the Corporation's Biotechnology Fund and attributable to its Class A, B and L shares, respectively, shall be conveyed, transferred and delivered to the Corporation's Health Sciences Fund, and shall thereupon become and be assets and liabilities belonging to the Health Sciences Fund and attributable to its Class A, B and L shares, respectively.

     (b) Each of the issued and outstanding shares (and fractions thereof) of the Corporation's Biotechnology Fund and its Class A, B and L shares, respectively, will automatically, and without the need of any further act or deed, be reclassified and changed to that number of full and fractional issued and outstanding shares of the Corporation's Health Sciences Fund and of its Class A, B, and L shares, respectively, having an aggregate net asset value equal to the aggregate net asset value of a Biotechnology Fund share of the comparable class (and fractions thereof) being reclassified and changed, such net asset values to be determined as of the close of regular trading on the New York Stock Exchange on the effective date of these Articles of Amendment.

     (c) Each unissued Class A, B, L, Y or Z share (or fraction thereof), respectively, of the Corporation's Biotechnology Fund will automatically, and without the need for any further act or deed, be reclassified and changed to such number of unissued Class A, B, L, Y or Z shares (or fractions thereof), respectively, of the Corporation's Health Sciences Fund as shall result, as of the effective time of these Articles of Amendment and as a result hereof, in the total number of unissued shares of the Corporation's Biotechnology Fund being increased by 400,000,000 shares less the number of issued and outstanding shares of the Corporation's Health Sciences Fund resulting from paragraph (b) of this Article SECOND.

     (d) Open accounts on the share records of the Corporation's Health Sciences Fund owned by each former holder of its Biotechnology Fund shares shall be established representing the appropriate number of the Health Sciences Fund shares, of the appropriate class, deemed to be owned by each such stockholder as a result of the reclassification.

     THIRD: This amendment does not increase the authorized capital stock of the Corporation or the aggregate par value thereof. This amendment reclassifies and changes the 400,000,000 authorized shares of the Biotechnology Fund to 400,000,000 additional authorized shares of the Health Sciences Fund but does not amend the description of any class of stock as set forth in the Charter. As a result of this amendment, the Corporation is authorized to issue up to 800,000,000 shares of each of the Class A Common Stock, Class B Common Stock, Class L Common Stock, Class Y Common Stock and Class Z Common Stock of the Health Sciences Fund less, at any

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time, the total number of shares of all such other classes of capital stock of the Health Sciences Fund then issued and outstanding. The shares of the Health Sciences Fund and of each class within such Fund shall have all of the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption of such Fund and such class as set forth in the Charter of the Corporation.

     FOURTH: This amendment has been duly authorized and advised by the Board of Directors of the Corporation and approved by the stockholders of the Corporation entitled to vote thereon.

     FIFTH: These Articles of Amendment shall be effective as of May 9, 2003 at 5 p.m.

IN WITNESS WHEREOF, SMITH BARNEY SECTOR SERIES INC. has caused these Articles of Amendment to be signed in its name and on its behalf by its President, and witnessed by its Assistant Secretary, as of the 8th day of May 2003.

WITNESS:                                    SMITH BARNEY SECTOR SERIES INC.

By: _____________________________           By: _____________________________
Name: Michael Kocur                         Name: R. Jay Gerken
      Assistant Secretary                         President

THE UNDERSIGNED, President of Smith Barney Sector Series Inc., who executed on behalf of the Corporation the foregoing Articles of Amendment of which this certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles of Amendment to be the corporate act of said Corporation and hereby certifies that to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

                                            _________________________________
                                            Name: R. Jay Gerken
                                            Office: President